Exhibit 99.1

                    WINDROSE MEDICAL PROPERTIES TRUST REPORTS
                    FOURTH QUARTER AND YEAR-END 2004 RESULTS

    Fourth Quarter Highlights:

    * Generated fourth quarter funds from operations (FFO) of $0.28 per share on a fully diluted basis

        -   Net income 184% over fourth quarter 2003

    *   Acquired one specialty medical property for $14.6 million

    * Commenced construction on $23.7 million professional medical office building

    * Declared quarterly dividend of $0.225 per share for the fourth quarter, an increase of $0.005 over the third quarter

    INDIANAPOLIS, March 2 /PRNewswire-FirstCall/ -- Windrose Medical Properties Trust (NYSE: WRS), a self-managed specialty medical properties REIT, announced today financial results for the fourth quarter and year-ended December 31, 2004.

    Windrose reported fourth quarter 2004 rental revenues of $9.4 million, compared to $4.5 million in the fourth quarter 2003. Fourth quarter 2004 general and administrative expenses were $971,000, compared to $698,000 in the same quarter 2003. The fourth quarter 2004 non-cash gain on the non-hedged interest rate swap was $105,000.

    Net income for the fourth quarter was $1.3 million, or $0.11 per diluted share based on 12.0 million weighted average shares outstanding, compared to $450,000, or $0.07 per diluted share, for the fourth quarter 2003. Fourth quarter 2004 funds from operations (FFO), comprised of net income plus depreciation and amortization from real estate, was $3.2 million, or $0.28 per diluted share on an increased share base, compared to $1.5 million, or $0.24 per diluted share for the fourth quarter 2003. Fourth quarter 2004 funds available for distribution (FAD) comprised of FFO adjusted primarily for straight-line rent and amortization of deferred financing fees was $2.9 million.

    For the year ended December 31, 2004, Windrose reported rental revenues of $30.1 million, compared to $13.7 million in 2003. General and administrative expenses were $3.3 million in 2004, compared to $2.7 million in 2003. The non-cash gain on the non-hedged interest rate swap was $308,000.

    Net income available for common shareholders for the full year was $4.1 million, or $0.39 per diluted share based on 10.7 million weighted average shares outstanding, compared to $1.2 million, or $0.21 per diluted share based on 6.2 million weighted average shares outstanding, for 2003. Full year 2004 funds from operations (FFO), comprised of net income plus depreciation and amortization from real estate, was $10.6 million, or $1.02 per diluted share on an increased share base, compared to $4.4 million, or $0.75 per diluted share, for the same period in 2003. Funds available for distribution (FAD) comprised of FFO adjusted primarily for straight-line rent and amortization of deferred financing fees was $9.7 million for 2004.

    Hospital Affiliates Development Corp. (HADC), Windrose's taxable development subsidiary, generated a pre-tax profit of $146,000 for the fourth quarter 2004 and a pre-tax profit of $140,000 for the full year 2004. In the fourth quarter, HADC commenced construction on two development properties in Houston, TX. The first project is a specialty hospital specializing in orthopedic and neurological surgery. The second development project, a medical office building attached to the above-mentioned hospital, has initiated construction as well.

    In February 2005, Windrose completed the sale of Morningside Plaza, in Port St. Lucie, FL, for $6.65 million resulting in a first quarter 2005 gain on sale of approximately $1.4 million. The property had been classified as "held for sale" because the property was no longer consistent with Windrose's medical portfolio.

    In March 2005, Windrose closed the non-hedged interest rate swap with a payment of $162,000. At that price, on a mark-to-market basis, Windrose will record an additional gain on the swap in the first quarter 2005 of $68,000.

    As previously announced, Windrose declared a fourth quarter 2004 dividend of $0.225 per share, an increase of $0.005 per share compared to the third quarter 2004. The dividend is payable on March 15, 2005 to shareholders of record on February 28, 2005.

    Fred Klipsch, Chairman and Chief Executive Officer, remarked, "We generated record financial performance for the fourth quarter and full year. We are particularly pleased to have exceeded our $100 million acquisition goal by almost 30% as well as our $50 million target for property development. Most important for our shareholders is our dividend. Not only were we able to reach our objective of having Funds Available for Distribution greater than the dividend but increased the fourth quarter dividend by $0.005."

    Fred Farrar, President and Chief Operating Officer, stated, "Our acquisition activity remains quite robust and our two development projects are progressing well to provide revenue growth late in the fourth quarter of 2005."

    Windrose will host a conference call to discuss fourth quarter results on March 3, 2005 at 11 a.m. Eastern Time (10 a.m. Central Time). The conference call will be accessible by telephone and through the Internet. Telephone access is available by dialing (800) 811-0667 for domestic callers and (913) 981-4901 for international callers. The reservation number for both is 9422436. Those interested in listening to the conference call should dial into the call approximately 10 minutes before the start time. A live webcast of the conference call will be available online at http://www.windrosempt.com. Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. Listening to the webcast requires speakers and RealPlayer(TM) software, downloadable free at http://www.real.com.

    In addition, a telephonic replay of the call will be available until March 17, 2005. The replay dial-in numbers are (888) 203-1112 for domestic callers and
(719) 457-0820 for international callers. Please use reservation code 9422436. After the live webcast, the call will remain available on Windrose Medical Properties Trust's Web site, http://www.windrosempt.com, for a month.

    About Windrose Medical Properties Trust

    Windrose is a self-managed Real Estate Investment Trust (REIT) based in Indianapolis, Indiana with offices in Nashville, Tennessee. Windrose was formed to acquire, selectively develop and manage specialty medical properties, such as medical office buildings, outpatient treatment diagnostic facilities, physician group practice clinics, ambulatory surgery centers, specialty hospitals, outpatient treatment centers and other healthcare related specialty properties.

    Safe Harbor

    Some of the statements in this news release constitute forward-looking statements. Such statements include, in particular, statements about our beliefs, expectations, plans and strategies that are not historical facts. You should not rely on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties, assumptions and changes in circumstances, many of which are beyond our control, which may cause our actual results to differ significantly from those expressed in any forward-looking statement. The factors that could cause actual results to differ materially from current expectations include financial performance and condition of our lessees, adverse changes in healthcare laws, changes in economic and general business conditions, competition for specialty medical properties, our ability to finance our operations, the availability of additional acquisitions, regulatory conditions and other factors described from time to time in filings we make with the Securities and Exchange Commission. The forward-looking statements contained herein represent our judgment as of the date hereof and we caution readers not to place undue reliance on such statements. We do not undertake to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     Contact:                             Investors/Media:
     Windrose Medical Properties Trust    The Ruth Group
     Fred Farrar                          Stephanie Carrington/Jason Rando
     President and COO                    646 536-7017/7025
     317 860-8213                         scarrington@theruthgroup.com
                                          jrando@theruthgroup.com

                     Windrose Medical Properties Trust, Inc.
                  Condensed Consolidated Financial Information
      For the Year and Three months Ending December 31, 2004, and December
            31, 2003 (Dollars in Thousands, except per share amounts)

                                           Three months    Three months        Year            Year
                                               ended          ended           ended           ended
                                            12/31/2004      12/31/2003      12/31/2004      12/31/2003
                                           -------------   -------------   -------------   -------------
RENTAL OPERATIONS
Revenues
  Rent                                     $       9,359   $       4,522   $      30,074   $      13,653

Operating expenses
  Property taxes                                     903             267           2,630             751
  Property operating                               1,799             729           5,823           1,858
  Depreciation and amortization                    2,032           1,059           6,673           3,234
  Total operating expenses                         4,734           2,055          15,126           5,843
    Operating income from
     rental operations                             4,625           2,467          14,948           7,810

SERVICE OPERATIONS (HADC)

Revenues
  Development and
   project management fees                           617             449           1,849           3,661
Expenses
  Cost of sales and project costs                    287             426           1,279           3,296
  General and administrative
   expenses                                          184              56             430             824
  Gain (Loss) from service
   operations                                        146             (33)            140            (459)

GENERAL AND ADMINISTRATIVE EXPENSES
  Corporate operations                               971             698           3,276           2,694
  Operating income                                 3,800           1,736          11,812           4,657

OTHER INCOME (EXPENSE)
  Interest Income (expense)                       (2,594)         (1,203)         (8,137)         (3,278)
  Gain (loss) on interest
   rate swap                                         105             107             308             142
  Other income (expense)                             (40)           (228)           (129)           (459)
    Total other income
     (expense)                                    (2,529)         (1,324)         (7,958)         (3,595)

Income tax benefit                                   (78)             35             (56)            144

  Net income before
   Minority Interest                               1,193             447           3,798           1,206
  Minority interest in income of
   common unit holders and other
   subsidiaries                                      (34)            (52)           (147)           (100)

  Discontinued Operations
    Net income from discontinued
     operations, net of
     minority interest                               121              55             402             142
      Net Income from
       discontinued operations                       121              55             402             142
    Net income available for
     common shareholders                           1,280             450           4,053           1,248

  Weighted average shares of
   common stock outstanding
    - Basic                                       11,608           6,154          10,370           5,808
    - Diluted                                     12,013           6,523          10,740           6,169

  Net income per common share
    - Basic and diluted                    $        0.11   $        0.07   $        0.39   $        0.21


                  Condensed Consolidated Financial Information
 For the Year and Three months Ending December 31, 2004, and December 31, 2003
                (Dollars in Thousands, except per share amounts)

                                           Three months    Three months         Year             Year
                                               ended           ended           ended            ended
                                             12/31/2004      12/31/2003      12/31/2004      12/31/2003
                                           -------------   -------------   -------------   -------------
Funds from operations(1) (FFO):
  Net income                               $       1,280   $         450   $       4,053   $       1,248
  Add back (deduct):
    Lease intangible amortization
     and depreciation expense on
     continuing operations                         2,032           1,059           6,673           3,234
    Lease intangible amortization
     and depreciation expense on
     discontinued operations                           -              44             117              93
    Minority interest share of
     depreciation and amortization                   (66)            (68)           (247)           (216)

Funds from operations (FFO)                $       3,246   $       1,485   $      10,596   $       4,359

FFO per common share
 - Basic and Diluted                       $        0.28   $        0.24   $        1.02   $        0.75

                     Windrose Medical Properties Trust, Inc.
                  Condensed Consolidated Financial Information
             For the Year and three months ending December 31, 2004
                             (Dollars in Thousands)

                                                  Three months          Year
                                                      ended            ended
                                                    12/31/2004       12/31/2004
                                                  -------------    -------------
Funds available for distribution(2) (FAD)
  Funds from operations (FFO)                     $       3,246    $      10,596
  Add back (deduct):
    Straight-line rent adjustment
     from continuing operations                            (479)          (1,570)
    Straight-line rent adjustment
     from discontinued operations                             -              (17)
    Rental income associated with
     above/(below) market leases                             76               94
    Amortization of deferred financing fees                 144              674
    Depreciation of property, plant
     and equipment                                           40              129
    Gain on interest rate swap                             (105)            (308)
    Minority interest share of FAD
     adjustments                                             21               66

Funds available for distribution (FAD)            $       2,943    $       9,664

Cash Spent on Tenant Improvements, Capital
 Expenditures and Leasing Commissions

   Improvements capital expenditures                         75              359
   Tenant improvements and
    leasing commissions                                     142              528
Total                                             $         217    $         887

   Reconciliation of Net Income to Cash Flows Provided by Operating Activities

                                                  Three months         Year
                                                     ended             ended
                                                   12/31/2004       12/31/2004
                                                  -------------    -------------
Net income                                        $       1,280    $       4,053

Adjustments to reconcile net income
 to net cash provided by operating
 activities
  Depreciation and amortization                           2,032            6,790
  Rental income associated with
   above/below market lease                                  76               94
  Deferred income taxes                                      78               56
  Loss on interest rate swap                               (105)            (308)
  Amortization of deferred financing fees                   144              674
  Amortization of fair value of debt                       (234)            (813)
  Minority interest in earnings                              38              161
  Increase (decrease) in cash due to
   changes in:
    Construction payables, net                                7               76
    Straight line rent receivable                          (479)          (1,586)
    Revenue earned in excess of billings                     26               (2)
    Billings in excess of revenues earned                    48              (61)
    Receivables from tenants                               (488)            (981)
    Accounts payable and other accrued
     expenses                                             3,595            4,381
    Cash flows provided by operating
     activities                                   $       6,018    $      12,534

                 Reconciliation of Cash Flows Used in Operating
              Activities to Funds Available for Distribution (FAD)

                                                  Three months          Year
                                                      ended            ended
                                                    12/31/2004      12/31/2004
                                                  -------------    -------------
Cash flows provided by operating activities       $       6,018    $      12,534
 Add:
  Non-income Operating Cash Flows:
   Billings in excess of revenues earned                    (48)              61
   Deferred Income Taxes                                    (78)             (56)
   Revenue in excess of billings                            (26)               2
   Receivables from tenants                                 488              981
   Amortization of fair value of debt                       234              813
   Depreciation of property, plant and equipment             40              129

 Deduct:
  Non-income Operating Cash Flows:
   Other accrued revenues and expenses                   (3,595)          (4,381)
   Construction payables, net                                (7)             (76)
   Minority interest in earnings                            (38)            (161)
   Minority interest share of depreciation
    and amortization and FAD Adjustments                    (45)            (182)
 Funds available for distribution (FAD)           $       2,943    $       9,664


                     Windrose Medical Properties Trust, Inc.
                      Condensed Consolidated Balance Sheets
                             (Dollars in Thousands)

                                                    12/31/2004      12/31/2003
                                                  -------------    -------------
Cash and cash equivalents                                 9,013           17,387
Net real estate assets                                  281,140          162,105
Held for Sale                                             4,892                -
Other assets                                             29,285            8,401
 Total assets                                           324,330          187,893

Secured debt                                            187,133           76,893
Payables and other liabilities                           12,176            3,753
Dividend payable                                              -            1,252
Minority interest                                         5,615            3,837
Shareholders' equity                                    119,406          102,158
 Total liabilities and shareholders' equity             324,330          187,893

(1) The Company believes that FFO is helpful in understanding the Company's operating performance in that FFO excludes depreciation and amortization expense on real estate assets. The Company believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies. FFO should not be considered as an alternative to cash flows from operating, investing and financing activities as a measure of liquidity. The White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in April 2002 defines FFO as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures

(2) The Company's management considers funds available for distribution ("FAD") to be a useful liquidity measure because FAD provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and to fund capital expenditures and distributions to shareholders and unit holders. The Company derives FAD by adjusting FFO for certain non-cash items such as the straight line rent adjustment, the interest rate swap gain/loss, amortization of loan fees and depreciation of property, plant and equipment.

    The Company's calculations of FFO and FAD may not be comparable to FFO and FAD reported by other real estate investment trusts ("REITs") due to the fact that not all REITs use the same definitions. FFO and FAD should not be considered as alternatives to net income as indicators of the Company's operating performance or alternatives to cash flows as measures of liquidity. FFO and FAD do not measure whether cash flow is sufficient to fund all of the Company's cash needs, including principal amortization, capital expenditures, and distributions to shareholders and unit holders. Additionally, FFO and FAD do not represent cash flows from operating, investing or financing activities as defined by GAAP.

    Reclassifications: Certain prior quarter balances have been reclassified to conform to the current presentation.

SOURCE  Windrose Medical Properties Trust
    -0-                             03/02/2005
    /CONTACT: Fred Farrar, President and COO of Windrose Medical Properties Trust, +1-317-860-8213; or Investors/Media: Stephanie Carrington,
+1-646-536-7017, scarrington@theruthgroup.com, or Jason Rando,
+1-646-536-7025, jrando@theruthgroup.com, both of The Ruth Group for Windrose Medical Properties Trust /
    /Web site:  http://www.windrosempt.com /